SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2015
BRINKER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10275	75-1914582
(State of Incorporation)	(Commission File Number)	(IRS Employment Identification No.)
6820 LBJ Freeway
Dallas, Texas 75240
(Address of principal executive offices)

Registrant’s telephone number, including area code    972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 - Registrant's Business and Operations
Item 1.01. Entry Into a Material Definitive Agreement.

Brinker International, Inc. (the “Company”) and its wholly-owned subsidiary, Brinker Restaurant Corporation (“BRC”), as guarantor, entered into an unsecured, five-year credit facility (the “Facility”) as evidenced by the Credit Agreement dated March 12, 2015 (“Credit Agreement”) among the Company, as borrower, BRC, as guarantor, Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Regions Capital Markets, a division of Regions Bank, and Wells Fargo Securities, LLC, as joint lead arrangers and bookrunners, JPMorgan Chase Bank, N.A., Regions Bank, and Wells Fargo Bank, National Association, as syndication agents, and Compass Bank and The Bank Of Tokyo-Mitsubishi UFJ, Ltd., as documentation agents, and certain other lenders. The Credit Agreement was syndicated among eight lenders.

The Facility replaces the Company’s existing credit facility, as evidenced by the Credit Agreement dated June 22, 2010, as amended by an amendment dated as of August 9, 2011 (the “2010 Facility”), which was more specifically described in Item 1.01 of the Current Reports on Form 8-K, dated June 22, 2010 and August 9, 2011, which descriptions are incorporated by reference in this Item 1.01. As a result of such replacement, all outstanding amounts under the 2010 Facility have been paid in full, and the 2010 Facility has been terminated as of March 12, 2015.

The Credit Agreement provides for an unsecured $750 million revolving credit facility under which the Company may borrow, repay and reborrow varying amounts up to the maximum borrowing limit of $750 million, may increase the maximum borrowing limit by up to $250 million, although no lender is obligated to increase its commitment, and may select interest rates equal to (i) LIBOR plus an applicable margin, or (ii) the base rate (defined as the highest of (a) the average published federal funds rate plus 0.50%, (b) the publicly announced prime rate of Bank of America, N.A. and (c) one month LIBOR plus 1.00%) plus an applicable margin. The applicable margins are subject to adjustment if the Company’s credit rating changes. Interest on any borrowing is payable at least quarterly.

The Facility will expire on March 12, 2020, subject to acceleration upon certain specified events of default, including failure to make timely payments, breaches of representations or covenants, failure to pay other material indebtedness, Company ceasing to own 100% of the stock of BRC or any person (defined as an individual, partnership, corporation, limited liability company, limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof) becoming beneficial owner of 50% or more of Company’s outstanding voting common stock. Proceeds from borrowings under the Credit Agreement may be used for working capital and general corporate purposes. The Credit Agreement contains various affirmative and negative covenants, including, maintenance of certain leverage and fixed charge coverage ratios, limitations on additional indebtedness, guarantees of indebtedness, investments and certain other transactions defined in the Credit Agreement. The covenants, as well as the conditions to each borrowing, are similar to those contained in the 2010 Facility.

Bank of America, N.A., JPMorgan Chase Bank, N.A., Regions Bank, Wells Fargo Bank, National Association, Compass Bank and The Bank Of Tokyo-Mitsubishi UFJ, Ltd., are participants in the Company’s 2010 Facility and provide various other banking services to the Company.

A copy of the Credit Agreement is attached hereto as Exhibit 10(a). The above summary of certain material terms of the Credit Agreement is qualified entirely by reference to the Credit Agreement attached hereto.
Item 1.02. Termination of a Material Definitive Agreement

On March 12, 2015, the Company terminated the 2010 Facility, as more specifically described in Item 1.01 of this Current Report on Form 8-K, which description, together with the discussion of the participants’ material relationships with Company, in incorporated by reference in this Item 1.02.
Section 2 - Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 12, 2015, the Company entered into the Credit Agreement more specifically described in Item 1.01 in this Current Report on Form 8-K, which description is incorporated by reference in this Item 2.03.

Section 9 - Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.
10(a)     Credit Agreement dated March 12, 2015.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Dated: March 12, 2015	By:	/s/ Wyman T. Roberts
Wyman T. Roberts,
Chief Executive Officer and
President and President of Chili’s Grill and Bar